JOY GLOBAL INC.

News Release

Contact:
Sara Leuchter Wilkins
Vice President, Investor Relations and Corporate Communications
414-319-8513

JOY GLOBAL INC. NAMES MICHAEL OLSEN EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

Milwaukee, WI – December 9, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today announced that it has named Michael S. Olsen as executive vice president, chief financial officer and treasurer, effective immediately. Olsen, 57, was most recently the Company’s chief accounting officer as well as senior vice president of finance for its Joy Mining Machinery business.

Olsen joined Joy Mining Machinery in 1979 as manager of external reporting and has held a number of senior finance positions there. He has a BS degree in Accounting from Pennsylvania State University and an MBA degree from the University of Pittsburgh.

“I am very pleased to announce Mike as our new CFO,” commented Mike Sutherlin, president and chief executive officer of Joy Global Inc. “We were committed to finding the best possible candidate, and as a result, we evaluated both internal candidates and a long list of external possibilities. That process convinced me that Mike was by far the best candidate. His combination of skills, experience and passion was outstanding in comparison. In addition, his in-depth knowledge of our business and industry will serve us well in the volatile and uncertain times that we are facing.”

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update

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Joy Global Inc.

forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

(JOY-G)

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